UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2019

PIER 1 IMPORTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-07832	75-1729843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 PIER 1 PLACE FORT WORTH, TEXAS		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 252-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Agreements

On July 17, 2019, Pier 1 Imports, Inc. (the “Company”) entered into an executive agreement with William H. Savage, Executive Vice President, Chief Supply Chain Officer, and on July 18, 2019, the Company entered into executive agreements with Mark R. Haley, Executive Vice President, Store Sales & Operations, and Robert E. Bostrom, Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary (collectively referred to as the “2019 Agreements”). The 2019 Agreements supersede and replace the executive agreements entered into by and between Mr. Savage and the Company, dated December 7, 2017, and Mr. Bostrom and the Company, dated January 23, 2019, filed as Exhibits 10.25.1 and 10.28.1, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2019 (the “Prior Agreements”). The 2019 Agreements reflect updates to certain provisions of the Prior Agreements and other executive severance arrangements and are intended to continue to support the Company’s retention strategy and align the Company’s practices with current practices in the Company’s industry and peer group. A summary of the terms and conditions of the 2019 Agreements is provided below.

Term. The 2019 Agreements have an initial two-year term, followed by automatic renewal on an annual basis, unless otherwise terminated by the Company or the executive by providing notification to the contrary at least 90 days prior to the date on which the additional term would have automatically began. However, if a change of control (as defined in the 2019 Agreements) occurs during the original term or an additional term, the term of the 2019 Agreements will extend until the later of the expiration of the original term or the additional term, as applicable, or the 18-month anniversary of such change in control.

Benefits. If an executive’s employment terminates during the term of his 2019 Agreement, the Company will, in all cases, pay the executive all accrued but unpaid compensation earned by the executive through the date of termination.

If the employment of an executive is terminated by the Company without “cause” (as defined in the 2019 Agreements) other than as a result of death or disability, or the executive for “good reason” (as defined in the 2019 Agreements) during the term (other than during the three months prior to, or the 18 months following, a change of control of the Company) and the executive executes a release of claims acceptable to the Company, the Company will pay the following:

•	salary continuation in bi-weekly installments for 12 months following the termination date;

•

a pro-rated portion of the executive’s bonus under the short-term cash bonus plan of the Company in which the executive was eligible to participate in the year of the termination date, based on actual performance during the applicable bonus period and the number of days in such bonus period that elapse prior to the termination date;

•

a lump sum equal to the monthly cost (including any portion of the cost paid by the executive) to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the executive as of the termination date, multiplied by 12; and

•	reasonable outplacement services for up to 12 months following the termination date.

If the employment of an executive is terminated by the Company without cause, due to the executive’s death or disability or by the executive for good reason during the three months prior to, or the 18 months following, a change of control of the Company and the executive executes a release of claims acceptable to the Company, the Company will pay the following:

•	a lump sum equal to 24 months of the executive’s base salary in effect on the termination date;

•

a lump sum equal to the monthly cost (including any portion of the cost paid by the executive) to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the executive as of the termination date, multiplied by 24; and

•	reasonable outplacement services for up to 12 months following the termination date.

Upon the termination of the executive’s employment for any reason, any outstanding equity awards held by the executive will vest (if at all) in accordance with the terms of the respective award agreements.

Restrictive Covenants. The 2019 Agreements impose various restrictive covenants on the executives, including non-competition, non-solicitation, non-disparagement, and confidentiality covenants. The non-competition covenant prohibits the executives from engaging in certain activities with identified competitors of the Company during their employment and for a period of 12 months after the termination of their employment (or for a period of 18 months if the termination occurs during the three months prior to, or the 18 months following, a change of control of the Company). The non-solicitation covenant prohibits the executives from engaging in certain solicitation activities during their employment and for a period of 12 months after the termination of their employment.

This summary of the 2019 Agreements is qualified in its entirety by reference to the complete text of the form of executive agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) - (c)  Not applicable.

(d)          Exhibits.

10.1	Form of Executive Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: July 19, 2019	By:	/s/ Robert E. Bostrom
Robert E. Bostrom, Executive Vice President,
Chief Legal and Compliance Officer and Corporate Secretary